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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              STATION CASINOS, INC.
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                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    857689103
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                                 (CUSIP Number)

                                  July 23, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [_]  Rule 13d-1(b)
                  [X]  Rule 13d-1(c)
                  [_]  Rule 13d-1(d)

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---------------------                                        -------------------
 CUSIP No. 857689103                    13G                   Page 2 of 9 Pages
---------------------                                        -------------------

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1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Highfields Capital Management LP
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2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [_]
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3.        SEC USE ONLY

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4.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
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       NUMBER OF         5.        SOLE VOTING POWER   3,875,500
         SHARES          -------------------------------------------------------

      BENEFICIALLY       6.        SHARED VOTING POWER   --0--
        OWNED BY         -------------------------------------------------------

          EACH           7.        SOLE DISPOSITIVE POWER   3,875,500
       REPORTING         -------------------------------------------------------

      PERSON WITH        8.        SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,875,500
--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [_]
          CERTAIN SHARES
--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.7%
--------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

               PN
--------------------------------------------------------------------------------

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---------------------                                        -------------------
 CUSIP No. 857689103                    13G                   Page 3 of 9 Pages
---------------------                                        -------------------

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1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Highfields GP LLC
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  [_]
                                                                     (b)  [_]
-------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------

       NUMBER OF         5.       SOLE VOTING POWER   3,875,500
         SHARES          -------------------------------------------------------

      BENEFICIALLY       6.       SHARED VOTING POWER   --0--
        OWNED BY         -------------------------------------------------------

          EACH           7.       SOLE DISPOSITIVE POWER   3,875,500
       REPORTING         -------------------------------------------------------

      PERSON WITH        8.       SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,875,500

--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           [_]
          CERTAIN SHARES
--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.7%
--------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

               OO
--------------------------------------------------------------------------------

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---------------------                                        -------------------
 CUSIP No. 857689103                    13G                   Page 4 of 9 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Jonathon S. Jacobson
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                      (b)  [_]
--------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------

       NUMBER OF         5.      SOLE VOTING POWER   3,875,500
         SHARES          -------------------------------------------------------

      BENEFICIALLY       6.      SHARED VOTING POWER   --0--
        OWNED BY         -------------------------------------------------------

          EACH           7.      SOLE DISPOSITIVE POWER   3,875,500
       REPORTING         -------------------------------------------------------

      PERSON WITH        8.      SHARED DISPOSITIVE POWER  --0--
--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,875,500
--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [_]
          CERTAIN SHARES
--------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.7%
--------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

                   IN
--------------------------------------------------------------------------------

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---------------------                                        -------------------
 CUSIP No. 857689103                    13G                   Page 5 of 9 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Richard L. Grubman
--------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                     (b)   [_]
--------------------------------------------------------------------------------

3.        SEC USE ONLY

--------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------

       NUMBER OF         5.      SOLE VOTING POWER   3,875,500
         SHARES          -------------------------------------------------------

      BENEFICIALLY       6.      SHARED VOTING POWER   --0--
        OWNED BY         -------------------------------------------------------

          EACH           7.      SOLE DISPOSITIVE POWER   3,875,500
       REPORTING         -------------------------------------------------------

      PERSON WITH        8.      SHARED DISPOSITIVE POWER  --0--
--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   3,875,500
--------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [_]
          CERTAIN SHARES
-------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.7%
--------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

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---------------------                                        -------------------
 CUSIP No. 857689103                      13G                 Page 6 of 9 Pages
---------------------                                        -------------------

Item 1(a).     Name of Issuer:

               Station Casinos, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               2411 West Sahara Avenue
               Las Vegas, Nevada 89102

Item 2(a).     Name of Person Filing:

               This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

               (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

               (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

               (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

               (iv)   Richard L. Grubman, a Managing Member of Highfields GP.

               Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
               c/o Highfields Capital Management LP
               200 Clarendon Street
               Boston, Massachusetts 02116

Item 2(c).     Citizenship:

               Highfields Capital Management - Delaware
               Highfields GP - Delaware
               Jonathon S. Jacobson - United States
               Richard L. Grubman - United States

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---------------------                                        -------------------
 CUSIP No. 857689103                     13G                  Page 7 of 9 Pages
---------------------                                        -------------------

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $0.01 per share

Item 2(e).     CUSIP Number:

               857689103

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a)  [_]  Broker or dealer registered under Section 15 of the
                         Exchange Act.

               (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act

               (c)  [_]  Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

               (d)  [_]  Investment company registered under Section 8 of the
                         Investment Company Act.

               (e)  [_]  An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

               (f)  [_]  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [_]  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)  [_]  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

               (i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.        Ownership.

               For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

               (a)  Amount beneficially owned:

                    3,875,500 shares of Common Stock

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---------------------                                        -------------------
 CUSIP No. 857689103                     13G                  Page 8 of 9 Pages
---------------------                                        -------------------

               (b)      Percent of class:

                        6.7%

               (c)      Number of shares as to which such person has:

                        (i)    Sole power to vote or to direct the vote
                               3,875,500

                        (ii)   Shared power to vote or to direct the vote --0--


                        (iii) Sole power to dispose or to direct the disposition of 3,875,500


                        (iv) Shared power to dispose or to direct the disposition of --0--


Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               The shares to which this filing relates are directly owned by the Funds. Each of the Reporting Persons has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Funds. Highfields Capital Management serves as the Investment Manager to each of the Funds. None of the Funds individually owns more than five percent of the shares of common stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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---------------------                                        -------------------
 CUSIP No. 857689103                   13G                    Page 9 of 9 Pages
---------------------                                        -------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 August 2, 2002
                                 --------------
                                      Date

                                 HIGHFIELDS CAPITAL MANAGEMENT LP

                                 By:  Highfields GP LLC, its General Partner

                                 /s/ Kenneth H. Colburn
                                 -----------------------------------------------
                                           Signature

                                 Kenneth H. Colburn, Authorized Signatory
                                 -----------------------------------------------
                                           Name/Title

                                 HIGHFIELDS GP LLC

                                 /s/ Kenneth H. Colburn
                                 -----------------------------------------------
                                           Signature

                                 Kenneth H. Colburn, Authorized Signatory
                                 -----------------------------------------------
                                           Name/Title

                                 JONATHON S. JACOBSON

                                 /s/ Kenneth H. Colburn
                                 -----------------------------------------------
                                           Signature

                                 Kenneth H. Colburn, Attorney-in-Fact
                                 -----------------------------------------------
                                           Name/Title

                                 RICHARD L. GRUBMAN

                                 /s/ Kenneth H. Colburn
                                 -----------------------------------------------
                                           Signature

                                 Kenneth H. Colburn, Attorney-in-Fact
                                 -----------------------------------------------
                                           Name/Title